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                                                                    EXHIBIT 10.7

                          TRANSOCEAN SEDCO FOREX INC.
                          EMPLOYEE STOCK PURCHASE PLAN

              (As Amended and Restated Effective January 1, 2000)

                                First Amendment

          Transocean Sedco Forex Inc., a Cayman Islands exempted company, having reserved the right under Section 19 of the Transocean Sedco Forex Inc. Employee Stock Purchase Plan, as amended and restated effective January 1, 2000 (the "Plan"), to amend the Plan, does hereby amend the first paragraph of Section 3 of the Plan, effective as of January 31, 2001, to read as follows:

          "The Ordinary Shares subject to issuance under the terms of the Plan shall be shares of Transocean's authorized but unissued Ordinary Shares, previously issued Ordinary Shares reacquired and held by Transocean or Ordinary Shares purchased on the open market. The aggregate number of Ordinary Shares which may be issued under the Plan shall not exceed one million five hundred thousand (1,500,000) Ordinary Shares. All Ordinary Shares purchased under the Plan, regardless of source, shall be counted against the one million five hundred thousand (1,500,000) Ordinary Share limitation."

          IN WITNESS WHEREOF, this First Amendment has been executed effective as of January 31, 2001.

                                    TRANSOCEAN SEDCO FOREX INC.


                                    By:   /s/ ERIC B. BROWN
                                        --------------------------------
                                           Eric B. Brown
                                           Corporate Secretary